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                                                                EXHIBIT 8.1(c)


                                  May 4, 1998


Credit Suisse First Boston Mortgage
 Securities Corp.
11 Madison Avenue
New York, New York 10010


Ladies and Gentlemen:

         We have advised Credit Suisse First Boston Mortgage Securities Corp. (the "Registrant") with respect to certain federal income tax aspects of the issuance by the Registrant of its Commercial/Multifamily Mortgage Pass-Through Certificates, issuable in series (the "Certificates"). Such advice conforms to the description of selected federal income tax consequences to holders of the Certificates that appears under the heading "Certain Federal Income Tax Consequences" in the prospectus (the "Prospectus") forming a part of the Registration Statement on Form S-3 (the "Registration Statement") as prepared for filing by the Registrant with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), for registration of the Certificates under the Act. Such description does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion the description is accurate in all material respects.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement and the Prospectus. In giving such consent, we do not consider that we are "experts," within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                                          Very truly yours,

                                          /s/ Orrick, Herrington & Sutcliffe LLP
                                          ORRICK, HERRINGTON & SUTCLIFFE LLP